UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report
November 8, 2002
(Date of earliest event reported)

VESTA INSURANCE GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	63-1097283
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

3760 River Run Drive	35243
Birmingham, Alabama	(Zip Code)
(Address of principal executive offices)

(205) 970-7000
(Registrant's telephone number, including area code)

Item 5.   Other Events.

On November 8, 2002, the Registrant issued a press release concerning one of its arbitrations.A copy of this press release is attached as Exhibit 99.1 and incorporated herein by reference.

Item 7.   Financial Statements and Exhibits.
   (c)       Exhibits

                            Exhibit No.          Description
                               99.1                  Press Release dated November 8, 2002.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereto duly authorized.

Dated as of November 8, 2002.

VESTA INSURANCE GROUP, INC.

By:   /s/   Donald W. Thornton
Its:          Senior Vice President --
              General Counsel and Secretary

EXHIBIT 99.1

FOR IMMEDIATE RELEASE                                                                        Contact:   Charles R. Lambert
                                                                                                                             Manager – Investor Relations
                                                                                                                             (205) 970-7030
                                                                                                                             CLambert@vesta.com

VESTA INSURANCE ANNOUNCES ARBITRATION RULING

Company to Post $15.3 Million After-Tax Charge

     BIRMINGHAM, Ala., - November 8, 2002 - Vesta Insurance Group, Inc. (NYSE: VTA) announced today that it has been notified by the panel in the NRMA arbitration that it has ruled that the whole account quota share contract effective July 1, 1997, between Vesta Fire Insurance Corporation and NRMA Insurance Limited does not apply to loss occurrences prior to July 1, 1997. As a result, Vesta will record an after-tax, non-operating $15.3 million charge in the third quarter, which will be reflected in the Company's Form 10-Q scheduled to be filed on or before November 14, 2002. The charge will reduce Vesta's statutory capital and surplus by approximately $10.0 million and the Company's GAAP book value per share is $6.87 as of September 30, 2002.

      "While we strongly disagree with the panel's 2-1 decision, we have recorded this amount as a revision of our estimate in this matter," said Norman W. Gayle, III, President and CEO. "This ruling does not affect our current cash position or set a binding precedent regarding our other arbitrations. We intend to continue to vigorously pursue our claims in this and the other arbitrations."

About Vesta Insurance Group, Inc.

      Vesta, headquartered in Birmingham, Ala., is a holding company for a group of insurance and financial services companies that offer a wide range of consumer-based products.

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